Exhibit 99.2

American Eagle Outfitters, Inc.

Second Quarter 2014 Earnings Call

Conference Call Transcript dated August 20, 2014

Operator: Greetings and welcome to the American Eagle Outfitters Second Quarter 2014 Earnings Call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero, on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Judy Meehan, Vice President, Investor Relations for American Eagle. Thank you, Miss Meehan, you may begin.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Good morning everyone. Joining me today for our prepared remarks are Jay Schottenstein, Interim Chief Executive Officer; Roger Markfield, Chief Creative Director; and Mary Boland, Chief Financial and Administrative Officer. Also joining us for Q&A today are Simon Nankervis, EVP of Global Stores; Michael Rempell, Chief Operating Officer; and Jen Foyle, EVP and CMO of aerie.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the Company’s current expectations or beliefs. The results realized may differ materially from those expectations based on the risk factors included in our SEC filings. We’ve also posted a Financial Supplement on our website which Mary will refer to. And now, I’ll turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – Interim CEO: Okay. Good morning everyone and thanks for joining us.

Although the second quarter was clearly not to our satisfaction, the results were slightly ahead of our expectations. In light of the challenges, the team managed the business well, accomplishing our goal of clearing through spring and summer inventories while delivering a stable merchandise margin. Second quarter revenue declined 2% and EPS of $0.03 was well below last year. Despite a really tough first half we remain in solid financial condition, ending the quarter with $263 million in cash, and no long-term debt.

During the quarter, we made good progress on our priorities to strengthen the business. Now let me provide a brief update and review of some highlights.

It starts with delivering great merchandise assortments and an outstanding customer experience. The upcoming fall and holiday product lines are more consistent with what our customers expect from our brands. The team has done a nice job refining the line, injecting better quality and adjusting the merchandise presentation. Gradual improvement should continue as we approach the holiday season and continue into spring.

Inventory levels are down from last year. It’s our goal to plan conservatively and chase where we see demand, while ultimately reducing our reliance on promotions. As Roger will discuss, we have become more nimble and tightened up our design and production process.

Looking ahead, our priorities also include strengthening customer engagement, customer service, and operational efficiencies. Over the past year, we made significant investments in a number of these areas and are beginning to see the benefits and expect to see returns to the business over the next several years.

First, our new state of the art fulfillment center in Hazleton, Pennsylvania, is up and running, right on schedule. The facility has added needed capacity to our online business and supports an omni-channel capability. We’re able to significantly speed-up delivery times, now reaching over 90% of our customers in two days or less. Next year we will add store distribution to the facility, and over time, we expect unit processing costs to decline by at least 10%.

Our buy online ship from store capability is now in 255 stores. Ramping up further by holiday, BOSS is exceeding our expectations, delivering incremental sales. Over time, we also expect to benefit from lower store markdowns and see improved inventory utilization.

Next, we’ve been making ongoing enhancements to our digital site including the new Denim Shop, more on-body display and 360 degree product views. Additionally, we are about to re-launch our mobile app, enabling a significantly faster and better shopping experience.

We’ve invested in a national marketing campaign aimed at strengthening brand awareness and driving customer engagement with increased digital marketing.

And lastly, we’ve begun piloting a new point-of-sale system that will be rolled out in 2015, providing improved speed, integration with our E-commerce business and upgraded mobile checkout capabilities.

With the completion of a number of these projects, next year capital spending will come down to roughly $150 million from approximately $230 million this year. We also remain focused on our expense reduction efforts. We’ve done a good job slowing expense growth but this is not enough, and we continue to go after deeper reductions. As we rationalize our store fleet, we are evaluating our corporate expense structure. In fact, across our strategic plan initiatives, we are re-evaluating, in some cases re-pacing projects; and ensuring we are distributing capital to deliver the highest potential returns.

Our international business performed well in the second quarter. We continue to see a strong global appetite for our brands. In November we will enter the United Kingdom, opening company-owned and operated stores in three of the most popular shopping destinations in England. We believe our presence in these centers will provide good returns and a great foundation for further growth.

Before I turn it over to Roger, let me comment that our CEO search is underway and we remain committed to finding a strong successor to enhance performance and capitalize on opportunities. In the meantime, we have a very strong and talented team in place, and continue to focus on executing our goals. With that, I’ll turn the call over to Roger.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: Thanks, Jay. Good morning everyone.

Second quarter results reflected ongoing headwinds within our sector of retail. Also, as we indicated earlier, our AE spring and summer assortments were not our best and inventory was planned ahead of demand. With that said, our performance was slightly better than we expected and we accomplished our goal of clearing through excess spring and summer inventory. We saw favorability in our product costs, markdowns stabilized, and we delivered a higher merchandise margin in the quarter.

Over the past several months, we have made progress laying the foundation for the future. Before I comment further, I’d like to make the following points.

First, although markdowns were still at unsatisfactory levels, we have reduced our reliance on broad store-wide promotions. This is a significant opportunity for margin improvement as we move forward.

Next, inventories are in good shape and planned down in the back half. We are keeping more open to buy and using our fast-track capability to chase demand.

And third, we’ve realigned the design and merchandising teams to ensure we have the right talent in the right jobs and supported by the right process. We’ve made critical changes over the past several months and I’m confident we are now in a much better place.

We’ve made some progress on the back-to-school floor set and expect to see improvements ramp up through holiday and into the spring season. We are telling the lifestyle story better and our stores reflect a stronger point of view with key categories front and center.

New trends in bottoms play to the strength of the American Eagle brand. New styles and rises are combined with updated fabrics on our tried and true fits. We’ve also introduced great variety and newness with joggers, leggings, soft pants, fleece and twills. To address the change with new trends, our denim business was planned down to last year and that’s how it’s trending. However, we are maintaining a less promotional stance. Denim is holding up well in a highly competitive landscape and remains a healthy and profitable business. While challenges still exist in the macro and competitive landscape, we’ve seen incremental improvements from the first half and are somewhat encouraged by early selling, especially in the women’s business. We plan to build on this success throughout the season and into spring.

Last week, we launched our new national marketing campaign, ‘I’m perfect,’ a diverse, 360-degree customer outreach across social media, in-store, digital, magazines, online video, and TV. It’s critical that we continue to build brand awareness and strive for greater customer engagement.

While we are confident, we are also realistic about the environment. Our plans provide greater flexibility to read and react to trends. Our merchandise planning and sourcing teams have done a great job tightening up production schedules, reducing lead times and leaving more open to buy.

Now on the aerie brand, I must congratulate the teams for delivering a strong quarter. Aerie achieved positive comps and higher margins in the second quarter. Across merchandising, marketing and customer engagement, the teams executed extremely well. We leveraged aerie’s most popular bra fits into a successful swim business and we are driving newness with exciting soft dressing trends.

Bras and undies remain solid, as well. We’re pleased to see how aerie customers are responding as we position the brand in proximity to the AE store, delivering a true shopping destination for our customers. The new aerie side-by-side store design is exceeding expectations, and driving improved four-wall productivity and profitability. The runway for aerie is long and we are very excited about the future opportunity.

Looking ahead, our focus for both AE and aerie is on continuous improvement across all areas. In addition to merchandising, we’re working on customer engagement, customer service and operational efficiencies. Investments in infrastructure, technology, and digital, as Jay reviewed, will begin to deliver results and pave the way for improved performance.

Overall, I’m extremely pleased with the team’s performance. Working through a challenging and dynamic business environment is never easy, yet I’m proud of how everyone has pulled together and made quick adjustments to our process and plans. I’m certain that as we prioritize merchandise improvements and strengthen the customer experience, we will achieve the results we expect.

With ongoing improvements domestically, strong acceptance and growth internationally, and the potential for aerie, we are well-positioned for bottom-line growth. Thanks, and now I’ll turn the call over to Mary.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thanks, Roger. Good morning everyone. Despite ongoing pressure in our sector, our second quarter performance came in slightly ahead of our expectations. Top line weakness caused the deleveraging of fixed expense. Compared to last year, markdowns improved as the quarter progressed, reflecting an improvement in our inventory position for the back-to-school season.

Now looking at the details for the quarter, total revenue declined 2% to $711 million compared to $727 million last year. Revenue from new store growth, primarily factory and international, nearly offset the negative comps. Consolidated comparable sales declined 7% following a 7% decrease last year. By brand, AE comps were down 8% and aerie increased 9%. On a consolidated basis, transactions and the average transaction value declined. The average unit retail was down in the mid single-digits, largely driven by spring and summer clearance. Additional sales information can be found on page 5 of the presentation.

The gross margin of 33.4% declined 40 basis points. The comp decline caused buying, occupancy and warehousing costs to increase 180 basis points as a rate to revenue. This was largely offset by favorability in merchandise and design costs, as well as a slight improvement in the markdown rate.

SG&A expense of $190 million increased 2% from last year. As a rate to revenue, SG&A increased 110 basis points to 26.7%. Investments in advertising, international growth, new factory stores and omni-channel initiatives drove the increase, and were partially offset by reductions in overhead and variable expenses. As Jay mentioned, we continue to work hard on further expense reductions which we expect to ramp up as we progress through the year.

Depreciation and amortization increased to $35 million, deleveraging 90 basis points, driven by omni-channel and technology investments, new factory and international stores, and the new fulfillment center.

Operating income for the quarter was $12 million compared to $29 million last year, and EPS of $0.03 decreased 70% from EPS of $0.10 last year.

Turning to the balance sheet, starting with inventory, which can be found on page 6 of the presentation, we ended the quarter with inventory at cost per foot down 18% following a 1% decline last year. The year-over-year decline includes a change in the timing of inventory ownership. As a reminder, late last year we began taking ownership at the receiving port rather than the port of departure, creating working capital efficiencies. Without this change, inventory at cost per foot decreased in the mid single-digits.

We were able to effectively clear through excess spring and summer sale merchandise during the quarter, and as a result, we ended the period with clearance units well below last year and overall inventory levels on plan. We expect third quarter ending inventory at cost per foot to decline in the low double-digits with the change in ownership, or a mid single-digits decline excluding the ownership change.

We ended the second quarter with $263 million in cash and investments. Capital expenditures totaled $74 million for the quarter and we continue to expect to spend approximately $230 million this year. As Jay mentioned, we expect capex to drop off to approximately $150 million in 2015.

During the quarter, we opened 20 stores, including five new North American mainline stores opened in underpenetrated markets such as Las Vegas and Quebec City. We opened 10 factory stores, three stores in Mexico, and two stores in China. We closed five stores including three AE mainline and two aerie standalone locations. Additionally, we opened seven international licensed stores, ending the quarter with 84 stores across 13 countries. Additional store information can be found on pages 9 through 11.

Now, regarding the outlook for the third quarter, based on a slight decline in revenue and a mid single-digit decline in comparable sales, we expect third quarter EPS of $0.17 to $0.19. Our guidance compares to adjusted earnings of $0.19 per diluted share last year and excludes potential impairment and restructuring charges. We expect third quarter markdowns to decline and SG&A is expected to increase in the mid single-digits. It’s important to note that this follows a $13 million or 6% SG&A reduction in the third quarter last year, due in part to an incentive adjustment. Excluding this adjustment, SG&A is expected to increase this year in the low single-digits, yet, as Jay said, we are targeting further reductions.

Now, I’d like to provide more details on our fleet repositioning. The majority of our AE store fleet is healthy and generated four-wall profitability on a trailing 12-month basis. For the American Eagle stores, the average sales productivity of the fleet is over $400 per gross square foot with double-digit four-wall profitability. That said, we continue to look at the entire store portfolio, evaluating sales trends to identify potential closures. Last quarter, we outlined our plans to close 100 AE and 50 aerie stores over the next three years. These stores underperformed the fleet with average sales productivity of $250 per square foot. Of the closures, most are in B and C malls and geographically dispersed throughout North America.

Our investments in factory and aerie side-by-side stores are generating a return. Factory store productivity is over $600 a foot and four-wall profitability is over 25%, well above the chain average.

As you know, part of our strategy for aerie has been to close unprofitable standalone stores and reposition the fleet as side-by-side locations next to our AE stores. In 2014, we plan to close 27 standalone stores and open 29 side-by-side locations. Early results have been very favorable with new side-by-side locations more profitable and nearly 30% more productive than aerie standalone stores. Additionally, the majority have also produced a lift to comps in the adjacent mainline store.

Lastly, we are highly focused on deeper expense reductions to fuel stronger margins and enable us to fund strategic investments necessary for our long-term success.

Thanks for listening, and now we’ll take your questions.

Operator: Thank you. At this time, we’ll be conducting a question and answer session. In the interest of time, we ask you to please limit yourself to one question each. If you’d like to ask a question, please press star, one, on your telephone keypad. A confirmation tone will indicate your question is in the queue. You may press star, two, if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. Once again, if you would like to be placed in the question queue, please press star, one, at this time, and we do ask that you please limit yourself to one question.

Our first question today is coming from Matthew McClintock from Barclays. Please proceed with your question.

Greg Baglione – Barclays: Hi. Good morning everyone. This is Greg Baglione on for Matt.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: Hi Greg.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Hi.

Greg Baglione – Barclays: Just wondering if you could talk about, you know, any early reads from back-to-school. It seems like most retailers are pretty positive to date. Just any major category callouts, and any difference in your strategy this year versus last? And I just have one follow-up after that? Thanks.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Roger will take that.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: We don’t want to give too much color. It’s still only in the early part of back-to-school and certainly on a competitive spirit, I would like to not give too much information, but we’re relatively pleased with the way the business is trending. It’s on our plan. Overall, the women’s business really is picking up better than what we would have thought.

Greg Baglione – Barclays: Okay, great. And then just on international, China, you’ve been there for about a year now and you’re opening stores. You alluded to moving into the UK. Just wondering what gives you confidence with the consumers in those regions, and your strategy. Any high-level stuff would be great.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Okay, Simon, that’s for you.

Simon Nankervis – American Eagle Outfitters, Inc. – EVP of Global Stores: Greg, I think in relation to greater China, it’s probably early to talk about the profitability of the market. We’re annualizing the acquisition of that business in October. We’ve seen some good improvement, and early indications from our digital channel there have been good and are helping us refine the assortment. I think in relation to general customer demand and the appreciation from the customers, we’ve had an international business since 2010. We’re seeing great—you know, good demand and we’re seeing strengthening in our international locations, both the ones that we own ourselves, and the ones operated by our license partners. So early indications and based on that run rate, we still feel incredibly confident about our ability to execute and for the customer engagement and acceptance of the brand.

Operator: Thank you. Our next question is from Simeon Siegel from Nomura Securities. Please proceed with your question.

Simeon Siegel – Nomura Securities: Thanks. Good morning guys. So, you mentioned opening the mainline stores in the underpenetrated markets and I think you upped the FY14 opening plans. Can you speak to that opportunity, and then Mary, can you quickly talk to the gross margins implied within the 2Q guidance given the clean inventories, and the fact that you’re lapping meaningful erosion in the back half? Thanks.

Simon Nankervis – American Eagle Outfitters, Inc. – EVP of Global Stores: Hi Simeon, this is Simon. On the underpenetrated mainline stores, as part of our fleet rationalization we’ve looked broadly across all the geographies. We’ve identified certain markets, as we said in Q1, where the brand still had opportunity because we didn’t have sufficient store concentration, nor have we seen an ability to drive significant opportunity through cross-shopping at various channels. A great example is Las Vegas where we knew that we were underpenetrated so we’ve identified those locations. We continue to look for opportunities, but, you know, the overriding thing is really to look at improving the profitability of the North American fleet, and part of that will be the continued focus on rationalization which will include remodels, store movements but predominantly our store closures over the next 12 months.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Then on gross margin for Q2, it deleveraged about 40 basis points. That was driven by our deleverage of BOW, which was, you know, almost off set by some favorability in our markdowns and our product costs. So fairly close to flat versus LY. As I look forward to the back half of the year, not giving specific guidance on gross margin, but would expect our gross margin rate to reach up something closer to the 37%, 38% range in the back half of the year.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: We’ll take the next question.

Operator: Next question is Susan Anderson from FBR Capital Markets. Please proceed with your question.

Susan Anderson – FBR Capital Markets: Good morning. Thanks for taking my question. I was wondering if you could give some more color on the product cost efficiency in the second quarter, mainly the merchandise and design savings. Exactly what was that and do you expect it to continue to flow through the rest of the year? And then also, was this a bigger impact than the better markdowns? Thanks.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yes. For the second quarter, you know, the savings was really driven by great work by our sourcing team, just driving for efficiencies. There wasn’t anything specific there but more kind of across the board efficiency work. For the balance of the year, you know, while the team continues to drive for efficiencies, what it looks like is we’re basically flat for the back half of the year. So I wouldn’t expect to see any average unit cost impact in the back half of the year one way or another.

Operator: Thank you. Our next question is from Paul Lejuez from Wells Fargo. Please proceed with your question.

Paul Lejuez – Wells Fargo: Hey, thanks guy. Can you talk about the performance at e-comm, and also if you could by A, B, C, D and outlet malls, where you saw the strongest performance? Then just secondly, I know you talked about cutting expenses. I’m wondering if, as you guys have had a deeper dive into the business, if there are any areas that you feel that you’ve under spent or under invested. Just trying to figure out how to think about SG&A growth longer term. Thanks.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: We’ll start with Michael Rempell on e-commerce.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: Hey Paul, it’s Michael. About e-commerce, we’re not breaking out e-commerce comp separately but what I would tell you is we’re pleased in the improvement in the run rate we saw between Q1 and Q2 in e-commerce. Some of the initiatives that we put in place, redesigning the site, contributed to a lift in conversion. We’re expecting continuing improvement going forward. Like I said, we’re pleased, not completely satisfied and we recognize there’s a lot more opportunity. We’re focused on mobile expansion, international expansion, and the flexible fulfillment project, or ship from store that Jay talked about earlier.

Simon Nankervis – American Eagle Outfitters, Inc. – EVP of Global Stores: And Paul, in relation to the performance of the various brick and mortar channels, really, we didn’t see a dramatic difference between A through D. Pretty much the comps were flat across the chain. As Mary said earlier, we’re sort of seeing sales in that $400-gross per square foot, and factory still managed to maintain average sales around $600 gross per square foot.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Then in terms of SG&A growth longer term, you know, as I mentioned, we’re looking for SG&A to continue to increase on a consistent basis here in the low single-digits. Having said that, we are aggressively pursuing further cost reductions here in the company which you’ll start to see some of that impact later this year into the first of next year. I think we’re trying to balance a lot of things here: the need to continue to invest in advertising behind our brand, to support in the market and also trying to balance the short-term with the long-term. So we’re looking at areas of the business that are attached to the declining part of the business, which is brick and mortar, and trying to continue to rationalize that cost base. But we still need to invest for the long-term here, because that’s what this is about. Trying to balance all of that together and we’ll continue to stay focused on expense reduction, and keep you posted.

Operator: Thank you. Our next question is coming from Randy Konik from Jefferies. Please proceed with your question.

Randy Konik – Jefferies: Thanks a lot. So I guess in the presentation it said the transaction counts were down slightly. Is there any color if the transaction counts turned positive in the last month of the quarter? And then with regard to the merchandise margins, I think you said they were up. Is that really a function of better planning of inventory or are you seeing a better sell-through rate on the product? And then lastly, on the capex guidance, you gave capex guidance of $150 million for next year. Is that a number that can come down further in a year after that? Kind of just trying to think about what is maintenance-type capex levels? Thanks.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Okay. The capex historically, the company has spent around $100 million to $200 million depending on the year. We’re planning, as we said, at about $150. I think as we look at our business and growth potential, we’ll need to continue to invest outside the US. I think $150 is probably at this point in time about the best planning number to use going forward.

Your question on merch margin, you know, the merch dollars were flat for Q2 but we did improve the rate here pretty significantly. You know, lots of things drove that and as I look forward at our merch margin, we’ve got product improvements that the team is working on. We’re focused on marketing. We do continue to focus on inventory, and, you know, that’s a big component of this to help drive down our markdown rate. And, you know, we’ll see that markdown rate continue to decline as the year goes on. So it’s not really any one single item. It’s a combination of a lot of effort across the Company.

Operator: Thank you. Our next question today is coming from Steph Wissink from Piper Jaffray. Please proceed with your question.

Stephanie Wissink – Piper Jaffray: Hi. Good morning everyone. Thanks for taking our questions. Just a real quick clarification in respect to Paul’s earlier question on the expense reduction. Mary, can you give us a sense on the balance between kind of headquarters level expenses and what you expect to be looking for at the store level in terms of drawbacks? And then Roger, if I could put one in front of you as well on the aerie business? Could you talk a little bit about the mix relative to what it’s been historically between intimates, lounge and maybe even into the active wear category? Thank you.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Regarding the expense reduction, you know what’s most important here for us is that we maintain our great customer experience. That’s critical to our brand. So, we’re always very careful about how we look at expense reduction in our stores. Having said that, there’s efficiencies to be found everywhere including our stores, so Simon and team continue to focus on that and drive efficiencies.

I would say a lot of the focus here though does need to be on the overhead side, the corporate overhead side. As the Company’s revenue has been relatively flat, we need to continue to drive for actual reductions there and that’s what we’re working on.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: Stephanie, I’m fortunate to have Jen Foyle here with me who’s leading that great aerie business, so I’ll let her give you her comments.

Jen Foyle – American Eagle Outfitters, Inc. – EVP and CMO of aerie: Hi Stephanie, how are you? We’re excited about the focus on the intimate apparel portion of the business at aerie. We’ve penetrated that business and we’re winning there because of really investing in bras and undies. That penetration is about 65% of the total, and the balance resides in near-in categories such as swim and lounge, which is really the balance of the assortment.

Stephanie Wissink – Piper Jaffray: Thank you.

Operator: Thank you. Our next question today is coming from Thomas Filandro with SIG. Please proceed with your question.

Thomas Filandro – SIG: Hi, thanks. I would like to offer some congratulations on a well-managed quarter.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: Tough environment.

Thomas Filandro – SIG: Hey Roger, can you please discuss maybe some of your forward merchandising views of the business for fall and holiday. Where do you see kind of greatest opportunities? And in terms of the current season as well as holiday, can you tell us if there have been any changes in SKU count and how you’re viewing AUR? Then just quickly, kudos to Jen and the team for the aerie performance. Can you guys remind us maybe of the size and profit profile of that business? Thank you very much.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: Tom, thanks for your note. At the same time, I don’t really expect that you expect that I will give much detail on what you asked for, but I will tell you that I definitely expect the average unit retail to continue to increase.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Mary, profit profile?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yes, so the aerie overall profitability is accretive to our bottom line, and as the team has gone through and sorted—or changed the assortment here over time, and as we’re moving out of the standalone into the side-by-sides, we’re seeing further improvement in profitability and a great improvement in overall productivity. So, continue to see great improvement in the aerie profitability and we expect that trend to continue.

Operator: Thank you. Our next question today is coming from Adrienne Tennant from Janney Capital Markets. Please proceed with your question.

Adrienne Tennant – Janney Capital Markets: Let me add the nice progress on the inventory management. Roger, I wanted to talk to you about some comments you made about lowering your inventory, or down inventory investment in the denim category. What percentage of that is kind of back-to-school fall sales? Earlier in the year, you had changed to investing more in commodities, or I should say basic fashion basics and I’m just wondering if you can talk about that kind of mix shift for the fall season, as well? Thank you.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: I think I can give you a little color without giving you percentages.

Adrienne Tennant – Janney Capital Markets: Okay.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: Certainly, we have a very healthy and profitable denim business, and as you know, we have a leading market share. I believe we’re maintaining that level of market share, and probably growing it. And I think our denim assortment is quite significantly better than it’s ever been before. As it relates to fashion mix, we have core, we have core fashion then we have fashion. The way we have the mix now with tighter inventories and the way we’re chasing, especially on the women’s top business, is really working nicely for us.

Adrienne Tennant – Janney Capital Markets: Great. Thank you very much.

Operator: Thank you, our next question today is coming from Brian Tunick from JP Morgan. Please proceed with your question.

Brian Tunick – JP Morgan: Thanks. Good morning. Hoping to get maybe a couple of quick liners on the factory comp declines in the quarter, also your view on the men’s business, that’s been decelerating, and then just maybe any comments on the port strike and any impact that could have on product flows or ship versus boat costs? Thanks very much.

Simon Nankervis – American Eagle Outfitters, Inc. – EVP of Global Stores: I’ll talk to you Brian, quickly about the factory comp declines. What we saw is last year, if you recall, we opened a lot of factory stores, and what we think we’ve seen in Q2 is the hangover from those initial openings and the enthusiasm of a number of new malls opening plus the rapid expansion we had into that. What we’re seeing now is a settling down of the run rate into more normalized levels of the chain, historically.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: On the men’s business, you recognize that men’s is a bit more of a commodity-driven business than the women’s business which is more fashion-oriented, and the price pressure in the malls is quite dramatic and we choose not to meet those prices. Our quality of our product, I believe, is that much better. But for holiday, it is significantly better and I think we’ll start to see a change in trend as we move men’s into holiday.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Michael?

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: Right. On the port strike, it’s obviously something that we’re watching carefully. The team does have contingencies in place, should a strike occur. You know, as of now, it’s kind of a wait-and-see game and hopefully we’ll get through holiday without an impact.

Operator: Thank you. Our next question today is coming from Anna Andreeva from Oppenheimer. Please proceed with your question.

Anna Andreeva – Oppenheimer: Great. Thanks so much for taking my question. Great to hear about improvement in the business for back-to-school. I guess, are you guys running in line with negative mid single-digit comp guidance, or do you need business to accelerate to get there? Maybe remind us how your comparisons shook out in September and October versus August? A question to Mary: with capex levels coming down next year, just maybe remind us how much cash cushion you guys need on the balance sheet, and any updated thoughts on the share buyback? Thanks.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: That’s a lot of questions. Mary, you’re up.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: So, we are—our guidance on comps was down mid single-digits. That’s how we think the third quarter will play out. You know, we’re not looking for any huge trend over the coming months. We don’t give monthly comp guidance, so I’ll just leave it there at the quarter.

In terms of the cash cushion, we’ve always said, you know, on an annual basis, we need, you know, somewhere around $200 to $250 million cushion to make sure we have enough cash to weather anything that comes our way. We’re in great shape here, ending the quarter at $263 million of cash and feel good about that.

In terms of share buybacks and shareholder return, again our focus continues to be investing in our business and investing for long-term growth. We provide shareholder return through an outstanding dividend and we continue to evaluate the possibility of share buybacks.

Operator: Thank you. Our next question is coming from Richard Jaffe with Stifel. Please proceed with your question.

Richard Jaffe – Stifel: Thanks very much. Just a working model question and then a follow-up to the margin question. First, a tax rate for the second half, where do you think that will end up? And then a bigger question, gross margins of 37 to 38% in the second half would be really terrific, and wondering if that’s as much a factor of much leaner inventories and a much more disciplined approach to markdowns as it is to full-price selling. So I’m wondering how you’re seeing one factor versus the other impact the number and what you’re basing the margin outlook on?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: So the tax rate for the year we’re expected to kind of settle in here at about 44%, somewhere in that ballpark, so obviously we’ll come down here in Q3 and Q4 from where we’ve been pacing the first half of the year. As I look at gross margin in the back half of the year, it is really about more effectively managing our inventory and investing the inventory, chasing inventory on product lines that are really working versus, you know, getting out of balance with the total trend. Leaner inventories mean less markdowns, and as we said earlier, we saw our markdown rate start to improve as we’ve gone away from as many box-off promotions versus last year and we expect to see that continue. We’re seeing that in August, as well. So, you know, I feel pretty good about the combination of product, the combination of focused marketing, the continued focus on inventory here. All of that should result in a lower markdown rate and help drive our gross margin up.

Richard Jaffe – Stifel: Then that’s…

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Oops, I think we lost you. Next question.

Operator: Our next question is coming from Jennifer Davis from Buckingham Research Group. Please proceed with your question.

Jennifer Davis – Buckingham Research Group: Hi guys, sorry. Can you hear me now? Sorry about that.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Yes.

Jennifer Davis – Buckingham Research Group: Good morning, and let me add my congratulations on good performance in a really tough environment.

I had a quick clarification and then I wanted to see, Mary, if you could discuss AUCs for maybe the first half of next year, especially with cotton down $0.64. But, clarification, how much of the merchandise margin rate, I guess, was driven by better costs versus lower markdowns, I’m trying to reconcile the decline in AUR because of more spring and summer clearance with the merchandise margin improvement. Or was it just more spring and summer sales in general in the second quarter versus fall sales?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yeah, I think I’ll just handle the merch margin question, and then Michael will talk about average unit costs.

When you look at Q2, we did see some favorability here in our product costing, which did help our merch margin. Our markdowns improved about 40 basis points in Q2 versus LY so a fair amount. That was part of the improvement but more of it was driven by the product cost side of that. As we move forward though, what I would say is that the merch margin improvement will flip around and be mostly driven by markdown improvement.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: And it’s really too early to give a forward view of what product costs are going to be for spring and summer as we’re trying to work closer to the seasons. But what I will tell you is we are carefully watching cotton prices. If they stay where they are or go down further, we have a lot of cotton in our product and I would expect we would see some benefit flow through the product costs,

Operator: Thank you. Our next question today is coming from Dorothy Lakner from Topeka Capital Markets. Please proceed with your question.

Dorothy Lakner – Topeka Capital Markets: Thanks and let me add my congratulations on managing through a really tough period and making really good progress here. I had a question for Roger. Just if you could give us a little bit more color on where you are in terms of how much open to buy you’re keeping and how much of the assortment you’re able to fast-track at this point. Thanks.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: Dorothy, we have the processes really tightened up the way we used to run the business and we are keeping the right amount of inventory open to chase. We’re now chasing. We’ve set our next set on 9/11 which is the fall set, and there is probably about 20% of inventory that was chase. We’re working on holiday. We have an extraction that will take place in our stores at the end of this month on holiday and after we read that extraction, we’ll go into chase mode for holiday.

Dorothy Lakner – Topeka Capital Markets: And the fast-tracking?

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: That is fast-tracking.

Operator: Thank you. Our next question is coming from Oliver Chen from Citigroup. Please proceed with your question.

Oliver Chen – Citigroup: Hi, guys, great job on a tough environment. Regarding your product planning and what you’re seeing for the bottoms trends and the softer dressing and the jeggings and the leggings, how does that dynamic work with the lower average unit retail versus denim? Will transactions be able to offset potential AUR mix headwind? Then Mary, thanks for the details on the gross margin side. So looking forward, are there certain classifications that you’re more enthusiastic about in terms of merch margin expansion opportunities?

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: So on the average unit retail question, obviously we follow trends of products and we let the average unit retail come out where it comes out in the mix, but with the reduction of markdowns, and the sell-throughs that we’re getting in the women’s product, I still believe the average unit retail will be rising. What’s very good for us, with all of these bottom trends taking place, other than denim, we’re very well-positioned for that trend.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: And then I think in terms of the gross margin, you know, looking forward at our product portfolio here for the back half of the year and seeing the improvements in product that Roger and Jen and the entire team are driving, you know, encouraged by what we’re seeing. But I think, honestly, as we sit here today, how I think about planning forward is just keeping inventories in line, making sure we’re chasing only what we need to chase and being able to drive a markdown improvement by not having to go big box promotional. So, you know, I think the product will speak for itself once it’s out and we’ll see what kind of results it delivers.

Operator: Thank you. Our next question today is coming from the line of John Morris with BMO Capital Markets. Please proceed with your question.

John Morris – BMO Capital Markets: Thanks, really nice progress for the entire team. Mary, question for you. Roger had very good comments, constructive comments about the start to back-to-school and pleased with where they are and the women’s trending better, yet you are planning negative mid single-digit comps in Q3, however we’re up against an easier compare on the same inventory lean level. So I’m wondering if there’s any consideration there for the cautious guidance?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yes. I think that, you know, I wouldn’t call it cautious guidance. It’s our guidance and when we look at the variables we have playing for Q3, you know, we feel confident in that guidance, and based on what we’re seeing as an early read. Again, we’re really trying to move ourselves away from the big box-off promotions that we ran last year. We started that journey here in the second quarter and into that journey as we speak. So, you know, expect to see the bottom line results improve as we continue on in the quarter.

Operator: Thank you. Our next question today is coming from Janet Kloppenburg from JKK research. Please proceed with your question.

Ms Kloppenburg, your line is now live. Perhaps your phone is on mute?

Our next question today is coming from Jennifer Black from Jennifer Black and Associates. Please proceed with your question.

Jennifer Black – Jennifer Black and Associates: Good morning and congratulations. Your side-by-sides look amazing. I’m wondering if you could talk a little bit about your rewards program and what type of changes we could expect to see in the back half of the year. I wondered how many active members you have. That’s my question.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: We’re sitting right now with close to 13 million reward customers, loyalty customers, and that’s up double-digits. So, I really feel good when I see that with the strength of the brand. We’re in the midst of reworking the whole loyalty program, even though it’s successful. So when we complete our analysis on what we’re going to do, I’ll let you know.

Jennifer Black – Jennifer Black and Associates: Okay. Do you have any comments about your marketing for the back half, for holiday season?

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: We’re in conversation right now, Mary and Jay, myself and the team, we all believe in marketing the brand. It’s a very powerful brand. We like where we are with the campaign that we have in place now, My Imperfections, which is resonating, and we’ll continue to do something through the holiday season.

Operator: Thank you. Our next question today is coming from Janet Kloppenburg from JJK Research. Please proceed with your question.

Janet Kloppenburg – JJK Research: Can you hear me?

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Yes, Janet.

Janet Kloppenburg – JJK Research: Okay. Thank you and congratulations on the progress. Just a couple of quick questions. Roger, you talked about the down-trending denim cycle. I wonder if you thought that would continue into the spring. And secondly, I wondered if your investments in the alternative bottoms was appropriate now or if that will be building? It looks a little light to me in the stores. I don’t know about the direct channels. And Mary, I know you didn’t want to talk about current comp trend, but I was wondering if your encouragement on the business for the back half might be related to business trends improving slightly as the back-to-school product arrived in mid-July? Thank you.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: Well, I never have a crystal ball, but my sense is that the denim cycle will continue to be a bit soft. It’s still, as I said before, a dominant business; very healthy and very profitable. The other categories, the legging business, the jegging business, the soft dressing businesses will continue, and obviously into spring. We’re obviously in chase mode and you’ll see that in our next set of windows. So, I feel pretty good about where we’re moving to and how we are positioned.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: And regarding the comp trend, you know, the Q3 guidance is down mid single-digits. As we look to Q4, would expect to see some improvement versus LY. We had a really tough Q4 last year so expecting to see some improvement versus LY.

Operator: Thank you. Our next question today is coming from Betty Chen from Mizuho Securities. Please proceed with your question

Betty Chen – Mizuho Securities: Good morning everyone, and my congratulations as well. I was wondering, Mary, if you can clarify in terms of the inventory at the end of Q3. Total costs will be down. How should we think about unit changes year-over-year? And then also in terms of the comp lift you’re seeing in adjacent American Eagle stores next to the aerie side-by-side? What sort of comp lift are you seeing? Then lastly for Roger, are you also seeing some success with the tops business as you see the better sell-through in the bottoms, and how are you feeling about some of the new fashion trends, if any, as we go from holiday into the spring season? Thanks.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: In terms of the unit inventory, we’re down in Q2; it looks like about 13%, roughly, and would expect to see something similar to that in Q3 versus LY. Regarding the comp lift to the AE box with aerie side-by-side, it’s early to declare a number or declare a success. I would say early read, we’re seeing a bit and we’ll just keep you posted as we get more experience under our belt.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: The women’s top business is strong and we’re in real speed-sourcing chase at this point in time. The swing from where we were in first and second quarter to where we are in third quarter is quite dramatic.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Kevin, we’ll take one more question.

Operator: Thank you. Our next question is coming from Jeff Van Sinderen from B. Riley. Please proceed with your question.

Jeff Van Sinderen – B. Riley: Thanks. Just to clarify, Mary, I think you said improvement versus last year for Q4. Just wanted to clarify on that you mean positive comps, correct?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: No. We’re not giving guidance here for Q4. I think what I was trying to articulate is that, you know, we expect to see improvement, a bit of an improvement in our trend based on the strength of all the work the team has done here on the product.

Jeff Van Sinderen – B. Riley: Okay. Then any update you can give us on the longer term outlook for real estate? Are you leaning more toward closing more than the 100 stores I think you talked about for the next few years? Or would you be leaning toward keeping it at that at this point?

Simon Nankervis – American Eagle Outfitters, Inc. – EVP of Global Stores: Hi. Look, Jeff, it’s Simon. Where we’re are at the moment is we’ve got 100 to 150 stores including aerie that we have identified for closure. We’ve got another 200 stores that have leases expiring over the next three years. As we’re moving through the businesses, as we’re seeing the customers’ traffic patterns change between the digital channel and the brick and mortar channel, we’ll change our focus, and, you know, update the strategy accordingly.

Operator: Thank you. That does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day. We thank you for your participation today.